UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2016
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 4th Avenue S, Suite 200
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.
On December 16, 2016, Trupanion, Inc. (the "Company") and its subsidiary Trupanion Managers USA, Inc., entered into a syndicated Loan and Security Agreement (the "Agreement") with Pacific Western Bank, a California state chartered bank (the "PWB"), and Western Alliance Bank, an Arizona corporation ("WAB", and together with PWB, the "Lenders") pursuant to which WAB has agreed to provide $10M as part of a syndication arrangement with the Company's existing $20M credit facility, for a new aggregate credit facility of $30M (the "Syndicated Credit Facility").

Interest on the revolving line of credit accrues at a variable annual rate equal to the greater of 4.5% or 1.25% plus the prime rate. The Syndicated Credit Facility Agreement has an initial term that runs through December 16, 2018 and will be automatically renewed for additional one additional twelve (12)-month period commencing from December 16, 2018 (each such anniversary, a "Termination Date") unless PWB, as the administrative agent on behalf of the Lenders, provides written notice that it will not extend the Term no later than eleven (11) months prior to December 16, 2018.

The Syndicated Credit Facility requires us to maintain certain financial covenants, including having our subsidiary, American Pet Insurance Company ("APIC"), maintain statutory capital and surplus at all times of not less than the greater of the amount required by APIC or 110% of the highest amount of statutory capital and surplus required in any state in which APIC is licensed; maintaining a minimum balance of cash, investments, CDARS products, and other instruments maintained by Lenders in an aggregate amount of not less than $2 million on a pro rata basis in our accounts with the Lenders (including for such purposes, APIC's cash and depository products at PWB); achieving certain quarterly revenue; and remaining within certain minimum EBITDA loss levels. "EBITDA" means with respect to any fiscal period, an amount equal to earnings before the sum of (a) tax, plus (b) depreciation and amortization, plus (c) interest and non-cash expenses, plus (d) any non-cash stock compensation expenses, plus (e) loss from equity method investments, and minus gain from equity method investments.

The Syndicated Credit Facility also requires us to maintain certain non-financial covenants, including those that restrict our ability to dispose of our assets, change the name, location, office or executive management of our business, merge with or acquire other entities, incur other indebtedness, incur encumbrances, pay dividends or make distributions to holders of our capital stock, make investments, make capitalized expenditures in excess of $1 million in the aggregate in any fiscal quarter, engage in transactions with our affiliates, permit withdrawals from APIC (with certain exceptions) and conduct operations in certain of our Canadian subsidiaries without prior written consent by the PWB. As of December 16, 2016, we were in compliance with each of the financial and non-financial covenants.

Our obligations under the Syndicated Credit Facility are secured by substantially all of our assets and a pledge of certain of our subsidiaries' stock. As of December 16, 2016, we had $5.0 million outstanding under this facility.

The foregoing description of the Syndicated Credit Facility is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

A copy of the Company's press release announcing the Syndicated Credit Facility is attached hereto as Exhibit 99.1.

Item 9.01         Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.    Description
Exhibit 99.1    Press release issued by Trupanion Inc. dated December 21, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Tricia Plouf
Name: Tricia Plouf
Title: Chief Financial Officer
Date: December 21, 2016